Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	December 26, 2012

ANCHOR BANCORP WISCONSIN INC. ANNOUNCES

PREPAYMENT OF $150 MILLION OF FHLB ADVANCES

Madison, Wisconsin – Anchor BanCorp Wisconsin Inc. (the “Corporation”) (OTC Market: ABCW), the holding company for AnchorBank, fsb. (the “Bank), announced that the Bank has completed the prepayment of $150 million of Federal Home Loan Bank (“FHLB”) advances. The borrowings extinguished were floating rate advances with maturities in 2015 and had a current weighted average rate of 1.41%. The repayment of the FHLB advances triggered a pre-payment penalty of $3.5 million.

Chris Bauer, President and Chief Executive Officer of the Corporation and the Bank commented “As stated in our second quarter 2012 earnings release, we have been implementing strategies to increase Bank profitability. Given the economic environment, using excess cash at the Bank level to reduce total funding cost is an opportunity to enhance the Bank’s profitability by increasing net interest margin going forward. Even though the Bank’s cash position has been reduced by $150 million, the Bank’s balance sheet remains strong as we continue to maintain a high degree of liquidity.”

Results of the Transaction

•	Eliminates estimated annualized interest cost of approximately $2.1 million on $150 million of paid off advances, reducing the Bank’s overall cost of funds going forward.

•	Reduces cash on hand, which earns only modest returns in the current interest rate environment.

•	The FHLB advance pre-payment penalty of $3.5 million, or $0.17 per share, will be recouped by a higher net interest rate margin going forward.

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The Tier 1 leverage ratio adjusted for the pre-payment of the FHLB advances increases 14 basis points to 4.77% from 4.63% reported at September 30, 2012. The adjusted ratio only takes into account the reduction in FHLB advances and the prepayment fee.

•	Better positions the Bank to compete in the current rate environment while maintaining a flexible liquidity position for future opportunities.

•	The Bank’s interest rate risk profile is relatively unchanged.

While the pre-payment of FHLB advances will increase the Tier 1 leverage ratio at the Bank, the Corporation, as the holding company of the Bank, continues to be burdened with significant senior debt and preferred stock obligations:

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The Corporation currently owes $116.3 million of loan principal to various lenders led by U.S. Bank under a credit agreement that matures June 30, 2013. In addition, accrued but unpaid interest and fees at November 30, 2012, totaling $53.9 million associated with this obligation are also due and payable at maturity.

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The Corporation issued $110 million in preferred stock in January 2009 to the United States Treasury pursuant to the Treasury’s Capital Purchase Program (“CPP”). As permitted under the CPP program, the Corporation has deferred 15 quarterly preferred stock dividend payments to the Treasury; which has resulted in total unpaid dividends at November 30, 2012, of $23.1 million, including compounding.

•	While the Bank has substantial liquidity, it is currently precluded by its regulators from paying dividends to the Corporation for purposes of repayment of the foregoing obligations.

The Corporation continues to work with Sandler O’Neill & Partners, L.P. as its financial advisor in efforts to address its capital needs.

About Anchor BanCorp Wisconsin Inc.

Anchor BanCorp Wisconsin Inc.’s stock is traded in the over-the-counter market under the symbol ABCW. The Bank has 55 offices located in Wisconsin.

For More Information

For more information, contact Emily Campbell, VP – Marketing & Communications, at (608) 252-1436.

Forward-Looking Statements

This news release contains certain forward-looking statements, as that term is defined in the U.S. federal securities laws. In the normal course of business, we, in an effort to help keep our shareholders and the public informed about our operations, may from time to time issue or make certain statements, either in writing or orally, that are or contain forward-looking statements. Generally, these statements relate to business plans or strategies, projected or anticipated benefits from acquisitions or dispositions made by or to be made by us, projections involving anticipated revenues, earnings, liquidity, profitability or other aspects of operating results or other future developments in our affairs or the industry in which we conduct business. Although we believe that the anticipated results or other expectations reflected in our forward-looking statements are based on reasonable assumptions, we can give no assurance that those results or expectations will be attained. You should not put undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update them in light of new information or future events, except to the extent required by federal securities laws. Please refer to our Annual Report for the fiscal year ending March 31, 2012 on Form 10-K, as filed with the Securities and Exchange Commission, for a more comprehensive discussion of forward-looking statements and the risks and uncertainties associated with our business.